Exhibit 3.3

AMENDMENT TO THE MASTER JOINT VENTURE AGREEMENT

Appearing:

(a)	Quiñenco SA (“Quiñenco”), a company duly organized and existing under the laws of the Republic of Chile (“Chile”) here represented by the Vice-President of its Board of Directors and legal representative, Mr Andrónico Luksic Craig;

(b)	Citigroup Inc., a company duly organized and existing under the laws of the State of Delaware of the United States of America (United States), here represented by the President and Principal Executive Officer for Latin America, Mr. Manuel Medina Mora E; and

(c)	Citibank Overseas Investment Corporation (“COIC”, together with Citigroup Inc, jointly “Citigroup” and Citigroup together with Quiñenco, the “Parties”), a company established and existing under the Federal Reserve Act of the United States, here represented by its President, Mr. William H. Wolf; and

The Parties hereby agree on the following Modification (the “Modification”) to the Master Joint Venture Agreement signed on 19 July, 2007 (the “Framework Agreement”), in the understanding that defined terms used in this Modification, unless indicated otherwise, shall have the same meaning indicated in the Framework Agreement.

First:

(a)	Citigroup has been granted by the Federal Reserve Bank of New York an extension of the Regulatory Period for the acquisition of the shares object of the Call and Put Options regulated in sub-paragraph (ii) of paragraph (g) of Clause Three of the Framework Agreement.

(b)	According to the terms under which said extension was granted, the authorization for Citigroup to acquire the Shares of LQ Inversiones Financieras SA (“LQIF”) to put into effect the Call and Put Options regulated for the Second Closing Date is extended until April 30, 2010, in accordance with the stipulations indicated in the Framework Agreement.

(c)	With the purpose of solving any misinterpretation by the Parties in relation to said extension and to prevent controversies either present or future in relation to such extension, the Parties hereby agree to modify the Framework Agreement, and consequently, the Shareholders Agreement under the terms further specified.

Second:

In accordance with the extension referred to in Clause First above, under which the Regulatory Period is extended until April 30, 2010, the Parties agree to accept such extension, agreeing that the rights of the Parties remain unchanged with respect to the exercise of the Call and Put Option on the corresponding periods, counted backward from the Second Closing Date, and taking into account that the Second Closing Date is April 30, 2010. Consequently, the Parties agree that the Call and Put Option for the 8.52% of the LQIF shares of the Second Closing Date may be exercised by Citigroup within thirty (30) days following December 31, 2009 and should Citigroup not to exercise the option, Quiñenco may do so from January 31, 2010 until February 14 of the same year, pursuant to the notification procedure established in sub-paragraph (ii) of paragraph (g) of Clause Third of the Framework Agreement. At the same time, the Parties establish that the shares referred to in the Third Closing Date shall be governed by what has been established in Clause Third of this Amendment.

Third:

The Parties agree that if, as a consequence of the actions and decisions of any Relevant Authority of The United States, Citigroup is not able to acquire the LQIF shares in the Second Closing Date referred to the Call and Put Option (Purchase and Sale Option), they shall comply with the following procedure:

A.	Compensation

In replacement of the right of Quiñenco to exercise the Call and Put Option and as a Compensation for non-compliance on the part of Citigroup (“Compensation”), Citigroup shall pay to the subsidiary companies of Quiñenco, holders of the Shares issued by LQIF of the “LQIF-C” series, in the corresponding proportion, the difference between the value of exercising the Call and Put Option and the 8.52% of the Net Value of the LQIF Assets (it is hereby agreed that under no circumstance will there be any payment on the part of Quiñenco to Citigroup, even if said difference were negative).

For the above mentioned purposes, it will be understood that the “value of the exercise of the Call and Put Option” will be the amount of 11,475,455.68 Unidades de Fomento (UF) plus a 5% annual interest on the value of the UF. Said interest shall accrue as of the First Closing Date and until the date of the payment of the compensation.

At the same time, it will be understood that the “Net Value of the LQIF Assets” will be the difference between (1) the value of the shares of Banco de Chile and Sociedad Matriz del Banco de Chile S.A. (“SM Chile”) owned by LQIF and its subsidiary Inversiones LQ-SM Limitada, valued at stock market value at the Santiago Stock Exchange according to the average closing value of 30 business days of the stock exchange prior to the Second Closing Date and (2) the net debt of LQIF.

Said “net debt of LQIF” is defined as the sum of (a) All liabilities, excluding the Liabilities of the Financial Entities deriving from the consolidation of Banco de Chile and SM Chile and excluding the liabilities deriving from the consolidation of investments in companies made after the date of this Modification, (b) less the total of the current assets, in any case excluding such assets deriving from the consolidation of Banco de Chile, SM Chile and the consolidation of investments in companies made after the date of this Modification, should there be any, both (a) and (b) according to the consolidated balance of LQIF in the format established by the Superintendency of Securities and Insurance as of 31 March, 2010, (c) less investments in companies made between the date of this Modification and March 31, 2010, valued at the cost of their acquisition expressed in UF, (d) plus the value of any capital increase made between the date of this Modification and March 31, 2010, expressed in UF, and (e) plus the sum of the profits accrued during 2008 and 2009 and the first quatrimester of 2010, of all the underlying assets of LQIF, that is to say, the shares of Banco de Chile, SM Chile and any other assets incorporated into the Partnership (excluding those that can be attributed to cash and equivalents), less the corresponding profits already distributed by LQIF corresponding to 2008 and 2009 fiscal years and to the first quatrimester of 2010.

The payment of the Compensation shall be made by Citigroup in the period of thirty (30) days following April 30, 2010. The payment of the Compensation shall discharge any other responsibility on the part of Citigroup related to the Call and Put Option and its impossibility to exercise it.

B.	Call Option of Citigroup to reach 50% of LQIF.

Quiñenco or its subsidiaries, as relevant, hereby grant Citigroup from the date of, a Call Option (“Call Option”) for the period of fifteen (15) months to acquire from Quiñenco or its subsidiaries the shares necessary to reach 50% of LQIF equity, paying (a) for the 114,070,801 LQIF shares corresponding to the Call and Put Option and the Call Option defined in the Framework Agreement, the amount of UF 22,950,911.36 plus an annual 5 % interest on the value of the UF, an interest that shall accrue as of the First Closing Date and until the date of the payment of the price of the shares corresponding to the exercise of the Call Option, deducting from said price an amount equivalent to the Compensation established in letter A above of this Modification, expressed in UF plus an annual 5% interest as of the day of the payment of the Compensation and until the date of the payment of the price of the shares corresponding to the exercise of the Call Option and (b) for the shares corresponding to the increase of capital carried out after the date of this Modification, necessary to complete 50% of LQIF equity at the price they were paid, expressed in UF plus an annual 5% interest on the value of the UF between the date of the payment of the contribution and until the date of the payment of the price of the shares corresponding to the exercise of the Call Option.

C.	Call Option of Citigroup to reach 41.4778% of LQIF

Notwithstanding the above, Citigroup shall have the right to exercise the Call Option referred to in letter B above to acquire only the shares necessary to complete 41.4778% of LQIF equity. In such case, the total price to be paid shall be the same as the one indicated in letter B above from which the amount of UF 11,475,455.68 shall be deducted plus an annual 5% interest on the value of the UF accrued as of the First Closing Date and until the date of the payment of the price for the shares corresponding to the exercise of the Call Option established in letter C. Furthermore, in this case, Citigroup shall pay the amount of UF 983,909.22 pursuant to what has been established in paragraph (g) (iii) of Clause Third of the Framework Agreement.

D.	Option of Quiñenco to reach 80.1% of LQIF

If due to any reason or cause, including its free will, Citigroup should not exercise the Call Option in any of the ways established in letters B and C above, Quiñenco or its subsidiaries, as relevant, shall have the right, which they may exercise at their sole discretion, to request that Citigroup sell Quiñenco the number of shares issued by LQIF necessary to reach 80.1% participation of LQIF property, LQIF valued according to the Net Value of the Assets of LQIF as of 30 June, 2011, in a period not exceeding one hundred and fifty (150) days following July 31, 2011. This right must be exercised by means of a written notification (such notification can be sent by a certified letter addressed to the same domicile as the one indicated in paragraph (m) of Clause Twelve of the Framework Agreement, e-mail, or fax) sent by Quiñenco to Citigroup at least ten (10) business days before the expiry of the afore mentioned one hundred and fifty (150) days, and the transaction must take place and be paid within ten (10) business days following the date of said notification .

“The Net Value of the LQIF Assets as of 30 June, 2011” will be understood as the difference between (1) the value of the shares of Banco de Chile and the parent Company of Banco de Chile SA (“SM Chile”) property of LQIF and its subsidiary Inversiones LQ-SM Limitada, valued at stock market value at the Santiago Stock Exchange according to the average closing value of the 30 business days of the stock exchange prior to 31 July, 2011 and (2) the net debt of LQIF as of 30 June, 2011.

Said “net debt of LQIF as of 30 June, 2011” is defined as the sum of (a) the total of the liabilities, excluding the Liabilities of the Financial Entities deriving from the consolidation of Banco de Chile and SM Chile and excluding the liabilities deriving from the consolidation of investments in companies made after the date of this Modification, (b) less the total of the current assets , in any case excluding such assets deriving from the consolidation of Banco de Chile, SM Chile and the consolidation of investments in companies made after the date of this Modification, should there be any, both (a) and (b) pursuant to the consolidated balance of LQIF in the format established by the Superintendency of Securities and Insurance as of 30 June, 2011, (c) less investments in companies made between the date of this Modification and 31 June , 2011, valued at the cost of their acquisition expressed in UF.

By virtue of this transaction, should it take place, Citigroup shall own a participation equivalent to 19.9% of the LQIF property.

E.	Term and manner of exercising the Call Option of Citigroup

The Call Option agreed on letter B above, or in its absence the Call Option negotiated in Letter C above, must be exercised by Citigroup at any time, all at once, providing a prior notification of ninety (90) days in such a form so as to permit the sale of the shares corresponding to the exercise of said options, and permitting the payment of the price within the period of fifteen (15) months as of 30 April, 2010. This right must be exercised by means of a written notification (such notification can be sent by a certified letter addressed to the same domicile as the one indicated in paragraph (m) of Clause Twelve of the Framework Agreement, e-mail, or fax) sent by Citigroup to Quiñenco.

F.	Dividends

Before the sale of the shares corresponding to the exercise of the Call Option indicated in letters B and C, as relevant, LQIF shall distribute dividends equivalent to the proportion of the profits accrued during the years 2008, 2009 and until thirty (30) days before the date of the payment of the price of the exercise of the Call Option established in letters B or C, as relevant, of all LQIF subjacent assets, that is to say, the shares of Banco de Chile and of SM Chile and any other asset that might have been incorporated into the Association (excluding those that can be attributed to cash and equivalents) , less the profits corresponding to the subjacent assets already distributed by LQIF corresponding to the referred to years 2008 and 2009 and until the date of the payment of the price of the exercise of the Call Option established in letters B or C, as relevant.

G.	Rights and Obligations

In any case and until the Call Option is exercised, the rights of Citigroup as per the Framework Agreement and the Shareholders Agreement shall remain the same as if the Second Closing Date had taken place in the agreed manner and they will only be restricted under the condition established in Clause Six of the Shareholders Agreement if the period established in subsection E of Clause Three of this Modification should expire without Citigroup exercising the Call option established in subsection B or the partial Call Option referred to in subsection C of the same Clause Three hereunder.

To clarify, it is hereby agreed that the Global Connectivity Agreement and the Licence Agreement may not be terminated before the time period referred to in subsection E of Clause Third of this Modification, and once said period expires, the provisions established in such Contracts shall prevail

At the same time, and for the purposes of clarification, it is understood that the stipulations related to the IPO contained in the Shareholders Agreement letter (h) of Clause Three shall remain fully in force.

Furthermore, Quiñenco shall be freed from the obligations established in Clause Two paragraph (c) of the Shareholders Agreement until ninety (90) running days after the date of the exercise of the Call Option referred to in letter B or C, as relevant.

Fourth

All other aspects not modified by this Modification of the Framework Agreement and the Shareholders Agreement shall be fully valid and in force. This Modification renders null and void any notification, notice or communication from, to or between the Parties related to the object hereof, prior to this Modification.

Moreover, the Parties hereby establish that should they not exercise the Call and Put Option of the Second Closing Date and the Call Option of the Third Closing Date, as relevant, without the intervention of actions and decision on part of a Relevant Authority of the United States that should prohibit it, the rules of the Framework Association Agreement and the Shareholders Agreement shall apply, as relevant.

Fifth

This Modification shall be binding as of this date on.

Sixth

The Parties hereto promise to carry out all the actions necessary to modify the Shareholders Agreement, as well as commit to, expressly and irrevocably, as a “commitment subject to third party ratification” to guaranteeing that their Subsidiaries and Related Companies modify the Shareholders Agreement, the bylaws and any other document that might be necessary in order to make this Modification effective and efficient, notwithstanding the above this Modification takes effect between the Parties even without said Modifications.

The Parties sign this Modification on 19 December, 2008.

Quiñenco SA

Signature	illegible
By: Andronico Luksic C

Citigroup INC

Signature	illegible
By: Manuel Medina Mora E.

Citibank Overseas Investment Co.

Signature	illegible
By: William H. Wolf
Executive Vice President

Come to accept this Modification for all legal purposes and especially, in all aspects that concern a Modification of the Shareholders Agreement.

The Parties sign this Modification on 19 December, 2008.

Quiñenco SA

By: Andronico Luksic C

Citigroup INC

By: Manuel Medina Mora E.

Citibank Overseas Investment Co. Michael P. Humes Vice President